Exhibit 10.125

KOPPERS HOLDINGS INC.

RESTRICTED STOCK UNIT ISSUANCE AGREEMENT- PERFORMANCE VESTING

RECITALS

A.

The Board has adopted the Plan for the purpose of retaining the services of selected Employees, non-employee members of the Board (or the board of directors of any Parent or Subsidiary) and consultants and other independent advisors who provide services to the Company (or any Parent or Subsidiary).

B.

Participant is to render valuable services to the Company (or a Parent or Subsidiary), and this Agreement is executed pursuant to, and is intended to carry out the purposes of, the Plan in connection with the Company’s issuance of shares of Common Stock to Participant under the Plan.

C.	All capitalized terms in this Agreement shall have the meaning assigned to them in the attached Appendix A.

NOW, THEREFORE, it is hereby agreed as follows:

1.Grant of Restricted Stock Units.  The Company hereby awards to Participant, as of the Award Date, Restricted Stock Units under the Plan. Except as otherwise provided in this Agreement, the Restricted Stock Units shall vest on March __, 2022, provided (i) the Participant continues in Service until March __, 2022, and (ii) the pre-established performance objective tied to Relative TSR (as defined in Schedule I attached hereto) measured over a specified period is attained. Each Restricted Stock Unit which so vests shall entitle Participant to receive one share of Common Stock on the specified issue date. The number of shares of Common Stock subject to the awarded Restricted Stock Units, the applicable performance target for the vesting of those shares, the alternative and special vesting provisions which may become applicable to such shares, the date on which the vested shares shall become issuable (or, under certain circumstances, the cash equivalent thereof shall become payable) to Participant and the remaining terms and conditions governing the award (the “Award”) shall be as set forth in this Agreement.

AWARD SUMMARY

Award Date:	March __, 2019
Target Number of Shares Subject to Award:

______________ shares of Common Stock (the “Shares”); provided, however, that the actual number of Restricted Stock Units shall be determined in accordance with the provisions of Schedule I attached hereto.

Vesting Schedule:

The Shares shall vest on March __, 2022, provided (i) the Participant continues in Service until March __, 2022, and (ii) the Performance Objective set forth in the attached Schedule I is attained over the Measurement Period.  However, the Shares may also vest in accordance with the special vesting provisions of Paragraph 5 of this Agreement.

Issuance Schedule:

The Shares in which Participant vests in accordance with the foregoing Vesting Schedule shall become issuable on March __, 2022, (or upon the date of an earlier Change in Control, or six months after the date of an earlier involuntary termination other than for Misconduct following a Change in Control, if so provided herein) (the “Issue Date”). The actual issuance of the Shares shall be subject to the Company’s collection of all applicable Withholding Taxes and shall be effected on the applicable Issue Date or as soon as administratively practicable thereafter, but in no event later than the close of the calendar year in which such Issue Date occurs or (if later) the fifteenth (15th) day of the third (3rd) calendar month following such Issue Date.  The procedures pursuant to which the applicable Withholding Taxes are to be collected are set forth in Paragraph 6 of this Agreement.

Notwithstanding the foregoing, or anything contained herein to the contrary, the Committee has the discretion to provide for the payment of vested Shares in cash, rather than Shares.  In the event the Committee exercises such discretion, all references herein to payment in Shares or the right to receive Shares shall be replaced with references to payment in cash and/or the right to receive payment in cash equal to the Fair Market Value of the Shares on the date the Committee certifies the attainment of the Performance Objective.

2.Limited Transferability.  Prior to the actual issuance of the Shares which vest hereunder, Participant may not transfer any interest in the Award or the underlying Shares; provided, however, any Shares which vest hereunder but which otherwise remain unissued at the time of Participant’s death may be transferred pursuant to the provisions of Participant’s will or the laws of inheritance or to Participant’s designated beneficiary or beneficiaries of this Award. Participant may make a beneficiary designation for this Award at any time by filing the appropriate form with the Plan Administrator or its designee.

3.Cessation of Service. Except as otherwise provided in Paragraph 5 below, should Participant cease Service for any reason prior to vesting in one or more Shares subject to this Award, then the Award will be immediately cancelled with respect to those unvested Shares. Participant shall thereupon cease to have any right or entitlement to receive any Shares under those cancelled units.

4.Stockholder Rights and Dividend Equivalents

(a)The holder of this Award shall not have any stockholder rights, including voting or dividend rights, with respect to the Shares subject to the Award until Participant becomes the record holder of those Shares following their actual issuance upon the Company’s collection of the applicable Withholding Taxes.

(b)Notwithstanding the foregoing, should any cash dividend, whether regular or extraordinary, be declared and paid on the outstanding Common Stock while one or more Shares remain subject to this Award (i.e., those Shares are not otherwise issued and outstanding for purposes of entitlement to the dividend or distribution), then a special book account shall be established for Participant and credited with a dollar amount equal to the amount of that dividend paid per share multiplied by the number of Restricted Stock Units at the time subject to this Award (plus the number of additional shares previously credited to Participant pursuant to the dividend equivalent right provisions of this Paragraph 4) as of the record date for the dividend.  As of the first business day in January each year, the cash dividend amounts credited to the special book account during the immediately preceding calendar year shall be converted into a book entry of an additional number of Restricted Stock Units determined by dividing (i) those cash dividend equivalent amounts by (ii) the average of the Fair Market Value per share of Common Stock on each of the dates in the immediately preceding calendar year on which those dividends on the outstanding Common Stock were paid.  The additional Restricted Stock Units so credited shall vest at the same time as the Shares to which they relate and shall be distributed to Participant concurrently with the issuance of those Shares on the applicable Issue Date.  However, each such distribution shall be subject to the Company’s collection of the Withholding Taxes applicable to that distribution.

5.Special Vesting/Change in Control.

(a)Should Participant’s Service terminate by reason of his or her Retirement, death or Permanent Disability prior to March __, 2022, then on March __, 2022, Participant shall vest in a number of Shares equal to the number of Shares (if any) in which Participant would have been vested at March __, 2022, had Participant continued in the Company’s Service through March __, 2022, multiplied by a fraction, the numerator of which is the number of days of Service Participant completed between the Award Date and the termination of Participant’s Service, and the denominator of which is the number of days from the Award Date to March __, 2022; provided, however, that, in the event that Participant’s Service terminates by reason of his or her Retirement on or after December 31 and prior to March __ of any calendar year during the Vesting Schedule, the Participant shall vest in a number of Shares equal to the number of Shares (if any) in which Participant would have vested had his or her service continued without interruption through March __ of such calendar year. For example, if a Participant’s Service terminates on account of Retirement on January 15, 2020, the foregoing provision would assume the Participant’s service continued without interruption through March __, 2020.  In the event of the termination of Participant’s Service due to Participant’s Retirement, such vesting shall be conditioned upon Participant’s compliance with the conditions of Paragraph 8 through March __, 2022.

(b)Any Restricted Stock Units subject to this Award at the time of a Change in Control may be assumed by the successor entity or otherwise continued in full force and effect or may be replaced with a cash retention program of the successor entity which preserves the Fair Market Value of the unvested shares of Common Stock subject to the Award at the time of the Change in Control and provides for subsequent payout of that value in accordance with the same (or more favorable) vesting schedule in effect for the Award at the time of such Change in Control.  In the event of such assumption or continuation of the Award or such replacement of the Award with a cash retention program, no accelerated vesting of the Restricted Stock Units shall occur at the time of the Change in Control.  However, in the event that the Change in Control occurs prior to the end of the Measurement Period, the vesting provisions in effect for the Award following the Change in Control shall no longer be tied to the attainment of the full Performance Objective set forth in Schedule I and shall instead be converted into the following vesting schedule:  The Award (whether in its assumed or continued form or as converted into a cash retention program) shall vest with respect to the number of Shares (or the amount of cash) determined under Paragraph 5(c) below upon Participant’s continuation in Service through March __, 2022.  Following the completion of such Service vesting period, the securities, cash or other property underlying the vested Award shall be issued on the applicable Issue Date.  The Award may also vest in accordance with the special vesting provisions of Paragraphs 5(a) and (e) of this Agreement.

(c)In the event the Award is assumed or otherwise continued in effect, the Restricted Stock Units subject to the Award shall be adjusted immediately after the consummation of the Change in Control so as to apply to the number and class of securities into which the Shares subject to those units immediately prior to the Change in Control would have been converted in consummation of that Change in Control had those Shares actually been issued and outstanding at that time.  However, in the event that the Change in Control occurs within the first eighteen (18) months of the Measurement Period, the Award shall remain outstanding and eligible for Service vesting under the terms of this Agreement with respect only to the number of Shares (as so adjusted) that would have been earned pursuant to the Performance Objective identified in Schedule I if the Company’s performance at the end of the Measurement Period was at the Target level.  In the event that the Change in Control occurs on or after the first day of the nineteenth (19th) month of the Measurement Period and prior to the end of the Measurement Period, the Award shall remain outstanding and eligible for Service vesting under the terms of this Agreement only with respect to the number of Shares (as so adjusted) that would have been earned pursuant to the Performance Objective identified in Schedule I (pro-rated through the date of the Change in Control) based on the Company’s actual performance through the effective date of the Change in Control.  To the extent the actual holders of the outstanding Common Stock receive cash consideration for their Common Stock in consummation of the Change in Control, the successor corporation (or parent entity) may, in connection with the assumption or continuation of the Restricted Stock Units subject to the Award at that time, substitute one or more shares of its own common stock with a fair market value equivalent to the cash consideration paid per share of Common Stock in the Change in Control transaction, provided such common stock is readily tradable on an established U.S. securities exchange or market.  In the event the Award is converted into a cash retention program, the amount of cash subject to the Award under such program shall be equal to the value of the number of Shares determined in accordance with the foregoing provisions of this Paragraph 5(c) as of the effective date of the Change in Control (based on the per-share value of the consideration received by holders of the outstanding Common Stock in connection with the Change in Control), plus credited interest or earnings through the Issue Date as determined under the terms of such cash retention program.

(d)If (i) the Change in Control occurs on or after the end of the Measurement Period but prior to March __, 2022, or (ii) if the Change in Control occurs prior to the end of the Measurement Period but the Restricted Stock Units subject to this Award at the time of the Change in Control are not assumed or otherwise continued in effect or replaced with a cash retention program in accordance with Paragraph 5(b), then (i) if the Change in Control occurs within the first eighteen (18) months of the Measurement Period, a number of units equal to the number of Shares that would have been earned pursuant to the Performance Objective identified in Schedule I if the Company’s performance at the end of the Measurement Period was at the Target level (less any Shares in which Participant is at the time vested) will vest immediately prior to the closing of the Change in Control and (ii) if the Change in Control occurs on or after the first day of the nineteenth (19th) month of the Measurement Period, a number of units equal to the number of Shares that have been earned pursuant to the Performance Objective identified in Schedule I (pro-rated through the date of the Change in Control if it occurs prior to the end of the Measurement Period) based on the Company’s actual performance through the earlier of the effective date of the Change in Control or the end of the Measurement Period will vest immediately prior to the closing of the Change in Control.  The Shares that vest under this subparagraph (d) will be issued on the Issue Date triggered by the Change in Control (or otherwise converted into the right to receive the same consideration per share of Common Stock payable to the other stockholders of the Company in consummation of that Change in Control and distributed at the same time as such stockholder payments), subject to the Company’s collection of the applicable Withholding Taxes pursuant to the provisions of Paragraph 6.  For purposes of this Paragraph 5(d), the Issue Date shall be the effective date of the Change in Control so long as it qualifies as a “change in the ownership or effective control” of the Company within the meaning of Section 409A(a)(2)(A)(v) of the Code and regulations thereunder.  If it does not so qualify, the Issue Date shall be March __, 2022.

(e)Upon an involuntary termination of Participant’s Service for reasons other than Misconduct within twenty-four (24) months following a Change in Control transaction which does not otherwise result in the accelerated vesting of the Restricted Stock Units pursuant to the provisions of subparagraph (d) of this Paragraph 5 and prior to March __, 2022, a number of units equal to the number of Shares that would have been earned pursuant to Paragraph 5(c) shall vest on such date of termination. Any unvested cash account maintained on Participant’s behalf pursuant to the cash retention program established in accordance with subparagraph (b) of this Paragraph 5 shall also vest at the time of such involuntary termination.  The Issue Date for such vested Shares or cash shall be the date of such termination of Service (subject to any six-month payment delay to the extent required to comply with Section 409A of the Code), so long as the Change in Control qualifies as a “change in the ownership or effective control” of the Company within the meaning of Section 409A(a)(2)(A)(v) of the Code.  If it does not so qualify, to the extent necessary to comply with the requirements of Section 409A of the Code, the Issue Date shall be March __, 2022.

(f)This Agreement shall not in any way affect the right of the Company to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

6.Collection of Withholding Taxes.

(a)Upon the applicable Issue Date, the Company shall issue to or on behalf of Participant a certificate (which may be in electronic form) for the applicable number of underlying shares of Common Stock, subject, however, to the Company’s collection of the applicable Withholding Taxes.

(b)Regardless of any action the Company or the Affiliate that employs the Participant (the “Employer”) takes with respect to any or all income tax, social insurance, payroll tax, fringe benefits tax, payment on account, or other tax-related items related to the Participant’s participation in the Plan and legally applicable to the Participant (“Tax-Related Items”), the Participant acknowledges that the ultimate liability for all Tax-Related Items owed by the Participant is and remains the Participant’s responsibility and that such amount may exceed the amount actually withheld by the Company and/or the Employer.  The Participant further acknowledges that the Company and/or the Employer (i) makes no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Award, including the grant or vesting of the Restricted Stock Units, the issuance of Shares upon settlement of the Restricted Stock Units, the subsequent sale of Shares, and the receipt of any dividends or dividend equivalents; and (ii) does not commit and is under no obligation to structure the terms of the grant or any aspect of the Award to reduce or eliminate the Participant’s liability for Tax-Related Items or achieve any particular tax result.  Further, if the Participant becomes subject to tax in more than one jurisdiction, the Participant acknowledges that the Company and/or the Employer (or former Employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

(c)Until such time as the Company provides Participant with written or electronic notice to the contrary, the Company shall collect Withholding Taxes required to be withheld with respect to the vesting or issuance of the vested Shares hereunder (including shares attributable to the dividend equivalent rights provided under Paragraph 4) through an automatic share withholding procedure pursuant to which the Company will withhold, at the time of such vesting or issuance, a portion of the Shares with a Fair Market Value (measured as of the vesting or issuance date, as applicable) equal to the amount of those taxes (including taxes resulting from such withholding) (the “Share Withholding Method”); provided, however, that the amount of any Shares so withheld shall not exceed the amount necessary to satisfy the Company‘s required tax withholding obligations using the minimum statutory withholding rates for federal and state tax purposes that are applicable to supplemental taxable income, or as otherwise approved by the Plan Administrator. Participant shall be notified in writing or electronically in the event such Share Withholding Method is no longer available.

(d)Should any Shares (including shares attributable to the dividend equivalent rights provided under Paragraph 4) vest or be issued at a time when the Share Withholding Method is not available, then the Withholding Taxes required to be withheld with respect to those Shares shall be collected from Participant through either of the following alternatives:

-Participant’s delivery of his or her separate check payable to the Company in the amount of such taxes, or

-the use of the proceeds from a next-day sale of the Shares issued to Participant, provided and only if (i) such a sale is permissible under the Company’s trading policies governing the sale of Common Stock, (ii) Participant makes an irrevocable commitment, on or before the Issue Date for those Shares, to effect such sale of the Shares and (iii) the transaction is not otherwise deemed to constitute a prohibited loan under Section 402 of the Sarbanes-Oxley Act of 2002.

(e)Except as otherwise provided in Paragraph 5 and Paragraph 4, the settlement of all Restricted Stock Units which vest under the Award shall be made solely in shares of Common Stock.  In no event, however, shall any fractional shares be issued.  Accordingly, the total number of shares of Common Stock to be issued pursuant to the Award shall, to the extent necessary, be rounded down to the next whole share in order to avoid the issuance of a fractional share.

7.Compliance with Laws and Regulations.  The issuance of shares of Common Stock pursuant to the Award shall be subject to compliance by the Company and Participant with all applicable requirements of law relating thereto and with all applicable regulations of any stock exchange on which the Common Stock may be listed for trading at the time of such issuance.

8.Additional Conditions.

(a)The Company may cancel this Award, and Participant shall cease to have any further right to the underlying Shares at any time Participant is not in compliance with this Agreement, the Plan and the following conditions:

(i)Participant shall not render services for any organization or engage, directly or indirectly, in any business which, in the judgment of the Plan Administrator or, if delegated by the Plan Administrator to the Chief Executive Officer, in the judgment of such officer, is or becomes competitive with the Company or any Affiliate, or which is or becomes otherwise prejudicial to or in conflict with the interests of the Company or any Affiliate. Such judgment shall be based on Participant’s positions and responsibilities while employed by the Company or an Affiliate, Participant’s post-Service responsibilities and position with the other organization or business, the extent of past, current and potential competition or conflict between the Company or an Affiliate and the other organization or business, the effect on customers, suppliers and competitors of Participant’s assuming the post-Service position and such other considerations as are deemed relevant given the applicable facts and circumstances. Participant shall be free, however, to purchase as an investment or otherwise, stock or other securities of such organization or business so long as they are listed upon a recognized securities exchange or traded over the counter, and such investment does not represent a substantial investment to Participant or a greater than one percent (1%) equity interest in the organization or business.

(ii)Participant shall not, without prior written authorization from the Company, disclose to anyone outside the Company, or use in other than the Company’s business, any secret or confidential information, knowledge or data, relating to the business of the Company or an Affiliate in violation of his or her agreement with the Company or the Affiliate.

(iii)Participant shall disclose promptly and assign to the Company or the Affiliate all right, title and interest in any invention or idea, patentable or not, made or conceived by Participant during employment by the Company or the Affiliate, relating in any manner to the actual or anticipated business, research or development work of the Company or the Affiliate and shall do anything reasonably necessary to enable the Company or the Affiliate to secure a patent where appropriate in the United States and in foreign countries.

(iv)Participant shall not in any way, directly or indirectly (a) induce or attempt to induce any employee of the Company to quit employment with the Company; (b) otherwise interfere with or disrupt the Company’s relationship with its employees; (c) solicit, entice, or hire away any employee of the Company; or (d) hire or engage any employee of the Company or any former employee of the Company whose employment with the Company ceased less than one (1) year before the date of such hiring or engagement.

(v)Participant will not divert or attempt to divert from the Company any business the Company had enjoyed or solicited from its customers during the two (2) years prior to the diversion or attempted diversion of such business.

(vi)Participant shall not make any disparaging statements about the Company to any of the Company’s past, present, or future customers, employees, clients, contractors, vendors, or to the media or to any other person either orally or by any other medium of communication, including internet communication.  As used herein, the term "disparaging statement" means any communication, oral or written, which would cause or tend to cause humiliation or embarrassment or to cause a recipient of such communication to question the business condition, integrity, product, service, quality, confidence, or good character of the Company.

(b)Notwithstanding any other provision of the Plan or this Agreement, the Plan Administrator in its sole discretion may cancel this Award at any time prior to the issuance of the Shares, if the employment of Participant shall be terminated, other than by reason of death, unless the conditions in this Paragraph 8 are met.

(c)Failure to comply with the conditions of this Paragraph 8 prior to, or during the six months after, any payment or delivery pursuant to this Award shall cause the issuance of the Shares to be rescinded. The Company shall notify Participant in writing of any such rescission within two (2) years after such delivery of the Shares and within ten (10) days after receiving such notice, Participant shall either return the delivered Shares to the Company or pay to the Company the amount of the proceeds recognized upon any sale or other disposition of those Shares.

(d)Upon delivery of the Shares pursuant to this Award, the Plan Administrator may require Participant to certify on a form acceptable to the Plan Administrator, that Participant is in compliance with the terms and conditions of the Plan and this Agreement.

(e)In accordance with Section 6(e)(xx) of the Plan, this Award, and the right to receive and retain any Shares or cash payments covered by this Award, shall be subject to rescission, cancellation or recoupment, in whole or part, if and to the extent so provided under any “clawback” or similar policy of the Company in effect on the Award Date or that may be established thereafter, including any modification or amendment thereto, or as required by the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or other applicable law.

(f)By accepting this Award under the Plan, Participant agrees and acknowledges that Participant is obligated to cooperate with, and provide any and all assistance necessary to, the Company to recover or recoup any Award or amounts paid under the Plan subject to claw-back pursuant to such law or policy.  Such cooperation and assistance shall include, but is not limited to, executing, completing and submitting any documentation necessary to recover or recoup any Award or amounts paid pursuant to this Award.

9.Notices.  Any notice required to be given or delivered to the Company under the terms of this Agreement shall be in writing and addressed to the Secretary of the Company at its principal corporate office at 436 Seventh Avenue, Pittsburgh, PA 15219.  Except to the extent electronic notice is expressly authorized hereunder, any notice required to be given or delivered to Participant shall be in writing and addressed to Participant at the address indicated below Participant’s signature line on this Agreement.  All notices shall be deemed effective upon personal delivery (or electronic delivery to the extent authorized hereunder) or upon deposit in the U.S. mail, postage prepaid and properly addressed to the party to be notified.

10.Successors and Assigns.  Except to the extent otherwise provided in this Agreement, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and assigns and Participant, Participant’s assigns, the legal representatives, heirs and legatees of Participant’s estate and any beneficiaries of the Award designated by Participant.

11.Construction.  This Agreement and the Award evidenced hereby are made and granted pursuant to the Plan and are in all respects limited by and subject to the terms of the Plan.  All decisions of the Plan Administrator with respect to any question or issue arising under the Plan or this Agreement shall be conclusive and binding on all persons having an interest in the Award. The provisions of the Plan are incorporated in this Agreement in their entirety.  In the event of any conflict between the provisions of this Agreement and the Plan, the provisions of the Plan shall control.  A Prospectus describing the Plan has been delivered to the Participant.  The Plan itself is available upon request.

12.Governing Law.  The interpretation, performance and enforcement of this Agreement shall be governed by the laws of the Commonwealth of Pennsylvania without resort to Pennsylvania’s conflict-of-laws rules. Any arbitration, legal or equitable action, or any proceeding arising directly, indirectly, or otherwise in connection with, out of, related to, or from the Agreement, or any provision hereof, shall exclusively be filed and adjudicated in Allegheny County, Pennsylvania and no other venue.

13.Employment at Will.  Nothing in this Agreement or in the Plan shall confer upon Participant any right to continue in Service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company (or any Parent or Subsidiary employing or retaining Participant) or of Participant, which rights are hereby expressly reserved by each, to terminate Participant’s Service at any time for any reason, with or without cause, unless such rights are otherwise limited pursuant to a separate agreement between the Company (or any Parent or Subsidiary) and Participant.

14.Section 409A.  This Award is intended to be excepted from coverage under, or compliant with the provisions of, Section 409 of the Code and the regulations promulgated thereunder (“Section 409A”) and shall be construed accordingly.  Notwithstanding the foregoing or any provision of the Plan to the contrary, if the Award is subject to the provisions of Section 409A (and not excepted therefrom), the provisions of the Plan and this Agreement shall be administered, interpreted and construed in a manner necessary to comply with Section 409A (or disregarded to the extent such provision cannot be so administered, interpreted, or construed).  If any payments or benefits hereunder may be deemed to constitute nonconforming deferred compensation subject to taxation under the provisions of Section 409A, Participant agrees that the Company may, without the consent of Participant, modify the Agreement and the Award to the extent and in the manner the Company deems necessary or advisable or take such other action or actions, including an amendment or action with retroactive effect, that the Company deems appropriate in order either to preclude any such payments or benefits from being deemed “deferred compensation” within the meaning of Section 409A or to provide such payments or benefits in a manner that complies with the provisions of Section 409A such that they will not be taxable thereunder. Notwithstanding, the Company makes no representations and/or warranties with respect to compliance with Section 409A, and Participant recognizes and acknowledges that Section 409A could potentially impose upon Participant certain taxes or interest charges for which Participant is and shall remain solely responsible.

15.Further Assurances.  The Participant agrees, upon demand of the Company or the Plan Administrator, to do all acts and execute, deliver and perform all additional documents, instruments, and agreements that may be reasonably required by the Company or the Plan Administrator, as the case may be, to implement the provisions and purposes of this Agreement and the Plan.

16. Additional Acknowledgments; Appendix B.  By accepting this Award, the Participant acknowledges and agrees that this Award is subject to the general terms applicable to Awards granted to employees outside the U.S. set forth in Appendix B hereto.  Appendix B constitutes part of this Agreement.  The Participant acknowledges that he or she should review the provisions of Appendix B carefully, as this Award will be null and void absent the Participant’s acceptance of such provisions.  The Company reserves the right to impose other requirements on the Award to the extent that the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

IN WITNESS WHEREOF, the parties have executed this Agreement on the Award Date indicated above.

KOPPERS HOLDINGS INC.

By:
Title:	President and CEO
Participant ______________________________

Signature:
Address:

APPENDIX A

DEFINITIONS

When used in this Agreement, the terms which are defined in the Plan shall have the meanings given to them in the Plan, as modified herein (if applicable).  The following definitions shall be in effect under the Agreement:

A.Agreement shall mean this Restricted Stock Unit Issuance Agreement.

B.Award shall mean the award of restricted stock units made to Participant pursuant to the terms of this Agreement.

C.Award Date shall mean the date the restricted stock units are awarded to Participant pursuant to the Agreement and shall be the date indicated in Paragraph 1 of the Agreement.

D.Common Stock shall mean shares of the Company’s common stock.

E.Company shall mean Koppers Holdings Inc., a Pennsylvania corporation, and any successor corporation to all or substantially all of the assets or voting stock of Koppers Holdings Inc. which shall by appropriate action adopt the Plan.

F.Measurement Period shall mean the three year period commencing on January 1, 2019 and ending on December 31, 2021 over which the Performance Objective set forth in the attached Schedule I is to be measured, which shall be comprised of the following three performance periods (each a “Performance Period”):

(a)The one-year period commencing on January 1, 2019 and ending on December 31, 2019,

(b)The two-year period commencing on January 1, 2019 and ending on December 31, 2020, and

(c)The three-year period commencing on January 1, 2019 and ending on December 31, 2021.

A.Misconduct shall mean the commission of any act of fraud, embezzlement or dishonesty by Participant, any unauthorized use or disclosure by Participant of confidential information or trade secrets of the Company (or any Parent or Subsidiary), or any other intentional misconduct by Participant adversely affecting the business or affairs of the Company (or any Parent or Subsidiary) in a material manner.  The foregoing definition shall not in any way preclude or restrict the right of the Company (or any Parent or Subsidiary) to discharge or dismiss Participant or any other person in the Service of the Company (or any Parent or Subsidiary) for any other acts or omissions, but such other acts or omissions shall not be deemed, for purposes of the Plan or this Agreement, to constitute grounds for termination for Misconduct.

B.Participant shall mean the person to whom the Award is made pursuant to the Agreement.

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C.Parent shall mean any corporation (other than the Company) in an unbroken chain of corporations ending with the Company, provided each corporation in the unbroken chain (other than the Company) owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

D.Plan shall mean the Company’s 2018 Long Term Incentive Plan.

E.Plan Administrator shall mean the committee(s) designated by the Board to administer the Plan.

F.Retirement shall mean Participant’s voluntary termination from Service (i) on or after his attainment of age sixty five (65), or (ii) on or after his attainment of age 55 with at least ten (10) years of service, or involuntary termination from Service with at least thirty (30) years of service other than in connection with a termination for Misconduct.  “Years of service” means Participant’s total number of years of “accumulated service” as such term is defined with respect to salaried employees under the Retirement Plan for Koppers Inc. (regardless of whether Participant is eligible to receive a benefit under such plan).

G.Service shall mean Participant’s performance of services for the Company (or any Parent or Subsidiary) in the capacity of an Employee, a non-employee member of the board of directors or a consultant or independent advisor. For purposes of this Agreement, Participant shall be deemed to cease Service immediately upon the occurrence of either of the following events: (i) Participant no longer performs services in any of the foregoing capacities for the Company (or any Parent or Subsidiary) or (ii) the entity for which Participant performs such services ceases to remain a Parent or Subsidiary of the Company, even though Participant may subsequently continue to perform services for that entity. Service shall not be deemed to cease during a period of military leave, sick leave or other personal leave approved by the Company; provided, however, that except to the extent otherwise required by law or expressly authorized by the Plan Administrator or by the Company’s written policy on leaves of absence, no Service credit shall be given for vesting purposes for any period the Participant is on a leave of absence.

H.Subsidiary shall mean any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company, provided each corporation (other than the last corporation) in the unbroken chain owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

I.Withholding Taxes shall mean the income (federal, state, local or other jurisdiction), payroll, employment or other taxes required to be withheld by the Company in connection with the Award (at vesting or otherwise), including any additional shares resulting from the dividend equivalent right provisions of the Award.

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APPENDIX B

GENERAL TERMS APPLICABLE TO AWARDS

GRANTED TO EMPLOYEES OUTSIDE THE U.S.

This Appendix B includes additional or different terms and conditions that govern the Award if the Participant resides and/or works outside the U.S.

A.Data Privacy.  By accepting this Award, the Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Participant’s personal data as described in this document and any other grant materials by and among, as applicable, the Company, the Employer, and any other Affiliate for the exclusive purpose of implementing, administering, and managing the Participant’s participation in the Plan.

The Participant understands that the Company and the Employer hold certain personal information about the Participant, including, but not limited to, the Participant’s name, home address, email address, telephone number, date of birth, social insurance number, passport or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company or any Affiliates, and details of any entitlement to shares of stock or equivalent benefits awarded, canceled, vested, unvested, or outstanding in the Participant’s favor (“Data”), for the purpose of implementing, administering, and managing the Participant’s participation in the Plan.

The Participant understands that the Company, the Employer, or other Affiliates will transfer Data among themselves as necessary, and may each further transfer Data to any third party that is assisting the Company (or may assist the Company in the future) with the implementation, administration, and management of the Plan.  The Participant understands that these recipients may be located in the United States, and that the United States may have different data privacy laws and protections from the Participant’s country.  The Participant understands that the Participant may request a list with the names and addresses of any potential recipients of Data by contacting the Participant’s local human resources representative.  The Participant authorizes the recipients to receive, possess, use, retain, and transfer Data, in electronic or other form, for the exclusive purposes of implementing, administering, and managing the Participant’s participation in the Plan.  The Participant understands that Data will be held only as long as is necessary to implement, administer, and manage the Participant’s participation in the Plan.

The Participant understands that  the Participant may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data, or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Participant’s local human resources representative.  Further, the Participant understands that the Participant is providing the consents herein on a purely voluntary basis.  If the Participant does not consent, or if the Participant later seeks to revoke the Participant’s consent, the status of Participant’s employment or service with the Employer will not be affected; the only consequence of refusing or withdrawing the Participant’s consent is that the Company would not be able to grant to the Participant Units or other awards or to administer or maintain such awards.  Therefore, the Participant understands that refusing or withdrawing the Participant’s consent may affect the Participant’s ability to benefit from the Units.  For more information on the consequences of the Participant’s refusal to consent or withdrawal of consent, the Participant understands that the Participant may contact the Participant’s local human resources representative.

Further, upon request of the Company or the Employer, the Participant agrees to provide a separate executed data privacy consent form (or any other agreements or consents that may be required by the Company and/or the Employer) that the Company and/or the Employer may deem necessary to obtain from the Participant for the purpose of administering the Participant’s participation in the Plan in compliance with the data privacy laws in the Participant’s country, either now or in the future.  The Participant understands and agrees that the Participant will not be able to participate in the Plan if the Participant fails to provide any such consent or agreement requested by the Company and/or the Employer.

B.Additional Acknowledgements.  By entering into this Agreement and accepting the grant of Restricted Stock Units evidenced hereby, the Participant acknowledges, understands, and agrees that:

i.the Plan is established voluntarily by the Company, is discretionary in nature, and may be terminated by the Company at any time, except as otherwise set forth in the Plan;

ii.the grant of Restricted Stock Units is voluntary and occasional and does not create any contractual or other right to receive future awards of Restricted Stock Units or benefits in lieu of Restricted Stock Units, even if such awards have been awarded in the past;

iii.all decisions with respect to future awards, if any, will be at the sole discretion of the Company;

iv.this Award and the underlying Shares, and the income from and value of same, are not intended to replace any pension rights or compensation;

v.this Award and the underlying Shares, and the income from and value of same, are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, or end-of-service payments; bonuses; long-service awards; pension, retirement, or welfare benefits; or similar payments;

vi.unless otherwise agreed with the Company, this Award and the underlying Shares, and the income from and value of same, are not granted as consideration for, or in connection with, any service the Participant may provide as a director of any Affiliate;

vii.this Award is made solely by the Company, with principal offices at 436 Seventh Avenue, Pittsburgh, PA, U.S.A., and the Company is solely responsible for the administration of the Plan and the Participant’s participation in the Plan;

viii.the future value of the Shares that may be delivered in settlement of the Restricted Stock Units (to the extent earned) is unknown, indeterminable, and cannot be predicted with certainty;

ix.no claim or entitlement to compensation or damages in favor of the Participant (or any person claiming through the Participant) shall arise from forfeiture of the Restricted Stock Units resulting from a termination of Service (for any reason whatsoever, whether or not such termination of Service is later found to be invalid or in breach of the employment laws in the jurisdiction where the Participant is employed or providing services or the terms of the Participant’s employment or service agreement, if any) or recoupment of all or any portion of any payment made pursuant to the Restricted Stock Units as provided by any Company policy on recoupment of incentive compensation;

x.for purposes of the Restricted Stock Units, the Participant’s termination of  Service occurs as of the date the Participant is no longer actively employed and providing services to the Company or one of its Affiliates (for any reason whatsoever, whether or not such termination of Service is later found to be invalid or in breach of the employment laws in the jurisdiction where the Participant is employed or providing services or the terms of the Participant’s employment or service agreement, if any), and unless otherwise expressly provided in this Agreement or otherwise determined by the Company, the Participant’s right to vest in any portion of the Award under the Plan, if any, will terminate as of such date and will not be extended by any notice period (e.g., the Participant’s active employment or period of service would not include any contractual notice period or any period of “garden leave” or similar period mandated under the employment laws in the jurisdiction where the Participant is employed or providing services or the terms of the Participant’s employment or service agreement, if any); the Company, in its sole discretion, shall determine when the Participant is no longer actively employed or providing services for purposes of the Award (including whether the Participant may still be considered to be actively employed or providing services while on a leave of absence);

xi.unless otherwise provided in the Plan or by the Company in its discretion, the Restricted Stock Units and the benefits evidenced by this Agreement do not create any entitlement to have the Units or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out, or substituted, in connection with any corporate transaction affecting the Shares; and

xii.neither the Company, the Employer, nor any other Affiliate shall be liable for any foreign exchange rate fluctuation between the Participant’s local currency and the United States Dollar that may affect the value of the Restricted Stock Units, any payment made pursuant to the Restricted Stock Units, or the subsequent sale of any Shares acquired under the Plan.

C.No Advice Regarding Grant.  The Company is not providing any tax, legal, or financial advice, nor is the Company making any recommendations regarding the Participant’s participation in the Plan, acquisition of any Shares under the Plan, or subsequent sale of such Shares.  The Participant should consult with the Participant’s personal tax, legal, and financial advisors regarding the Participant’s participation in the Plan before taking any action in relation thereto.

D.Language.  The Participant acknowledges that he or she is proficient in the English language and understands the content of this Agreement and other Plan-related materials.  If the Participant has received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version differs from the English version, the English version shall control.

E.Electronic Delivery and Acceptance.  The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means.  The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an online or electronic system established and maintained by the Company or a third party designated by the Company.

F.Foreign Asset/Account Reporting Requirements.  The Participant acknowledges that there may be certain foreign asset and/or account reporting requirements that may affect the Participant’s ability to acquire or hold Shares acquired under the Plan (or cash received from participating in the Plan) in a brokerage or bank account outside of the Participant’s country.  The Participant may be required to report such accounts, assets, or transactions to the tax or other authorities in his or her country.  The Participant may also be required to repatriate sale proceeds or other funds received as a result of participating in the Plan to the Participant’s country through a designated bank or broker within a certain time after receipt.  The Participant acknowledges that it is his or her responsibility to be compliant with such regulations and the Participant should speak to his or her personal advisor on this matter.

SCHEDULE I

PERFORMANCE OBJECTIVE

The maximum number of Restricted Stock Units subject to this Agreement is 200% of the Target Number of Shares Subject to Award, of which up to 33⅓% (each a “Vesting Tranche”) shall be eligible for vesting in each of the three Performance Periods as outlined below, providedthe Participant continues in Service until March [___], 2022.  For the avoidance of doubt, a Vesting Tranche that is eligible for vesting over each of the three Performance Periods shall remain subject to the time-vesting condition that requires the Participant continue in Service until March [___], 2022.

The actual number of Restricted Stock Units to vest during each of the three applicable Performance Periods (provided Participant continues in Service until March [___], 2022), shall be determined in accordance with the following:

Performance Level	Relative TSR	% of Restricted Stock Units Vesting
Outstanding	80th percentile Or above	200%
	70th percentile	150%
Target	50th percentile	100%
	35th percentile	50%
Threshold	25th percentile Or below	0%

For each of the three applicable Performance Periods, if the Company’s performance falls within the range of the Threshold and Target or the Target and Outstanding achievement levels, then the number of Restricted Stock Units with respect to each Vesting Tranche will be calculated based on a linear interpolation between the 0% and 50% levels, or the 50% and 100% levels, or the 100% and 150% levels, or the 150% and 200% levels, respectively. However, if the Company’s TSR is negative for the three-year Measurement Period, any potential final payout will be capped at 100% (or target).

The term, "Relative TSR" shall mean total stockholder return relative to the peer group (listed below).   For each of the three applicable Performance Periods, TSR results will be calculated in early January at the end of each Performance Period.  TSR for the Company and each company in the peer group will be determined as follows:  TSR equals (Ending Stock Price plus Value of Reinvested Dividends during the applicable

Performance Period divided by Starting Stock Price).  Starting and Ending Stock Price will be the average closing price for the two months preceding the first and last days of each applicable Performance Period, respectively, and the Company will be “included” in the peer group for performance calculations and rankings.

The Company’s performance shall be compared to the peer group which consists of the companies from the S&P SmallCap 600 Materials Index.  In the event any of the foregoing companies, as of the last day of each applicable Performance Period, either (a) is no longer publicly traded or (b) has publicly announced that a majority of its shares or substantially all of its assets are being acquired or that it is being merged into another company and will not be the surviving entity, but where the acquisition or merger has not yet closed as of such date despite the public announcement, then such company will be excluded from the Relative TSR calculation for the applicable Performance Period; provided, however, that if any of the above companies liquidates or files for bankruptcy, it will automatically be deemed in last place for purposes of the Relative TSR calculation.